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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF DESIGNATION

                                       OF

                            SERIES C PREFERRED STOCK

                                       OF

                             FIBERNET HOLDCO, INC.

                            (a Delaware corporation)


          FiberNet Holdco, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          FIRST: The name of the corporation (hereinafter the "Corporation") is FiberNet Holdco, Inc.

          SECOND: The Certificate of Designation of the Series C Preferred Stock, $.001 par value, of the Corporation attached hereto as Exhibit A was duly
                                                              ---------
adopted in accordance with Sections 141(f) and 151 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, Michael S. Liss, President of the Corporation, has executed this Certificate of Designation this 31st day of July, 2000.


                              FIBERNET HOLDCO, INC.


                              By: /s/ Michael S. Liss
                                 ----------------------------
                              Michael S. Liss
                              President
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                                                                       Exhibit A
                                                                       ---------

                            SERIES C PREFERRED STOCK
                            ------------------------

          1. Authorized Shares.
             -----------------

          133,333 shares of Series C Preferred Stock, $.001 par value ("Series C Preferred Stock") of the Corporation have been authorized by the Corporation for issuance.

          2.  Dividends.
              ---------

          When, as, and if declared by the Board out of funds legally available for that purpose, the holders of Series C Preferred Stock shall be entitled to share in any dividends declared and paid or set aside for the Common Stock on a ratable basis based upon the number of shares of Common Stock into which the Series C Preferred Stock is then convertible.

          3.  Liquidation.
              -----------

          Upon a Liquidation, after payment or provision for payment of the debts and other liabilities of the Corporation the holders of Series C Preferred Stock outstanding shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Series C Preferred Stock, an amount equal to the Liquidation Amount of such share before any distribution shall be made to the holders of the Common Stock or any other class of capital stock of the Corporation ranking junior to the Series C Preferred Stock; provided, however, that any
                                        --------  -------
distributions made by the Corporation to holders of Series C Preferred Stock pursuant to this Section 3 shall be made on an equal priority, pari passu basis with holders of Preferred Stock. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Total Preferred Stock the full Liquidation Amount to which they shall be entitled, the holders of Total Preferred Stock shall share on a pari passu basis with the holders of all other shares of Total Preferred Stock in any distribution of assets in accordance with such full Liquidation Amount (pro rata in accordance with the total Liquidation Amount that each such holder would have received had there been such sufficient assets). After the payment of the full Liquidation Amount to the holders of Total Preferred Stock, such holders of Total Preferred Stock shall have no claim to any remaining assets of the Corporation, if any.

          4.  Redemption.
              ----------

                (a) Each holder of shares of Series C Preferred Stock shall have the right to require the Corporation to redeem all such shares upon the earlier of (i) the fifth anniversary of the Original Issuance Date and (ii) the occurrence of any Redemption Event. At least twenty (20) days but not more than sixty (60) days prior to each Redemption Event, the Corporation shall provide written notice of such Redemption Event (a "Mandatory Redemption Notice") to each holder of Series C Preferred Stock and the date on which such Redemption Event is scheduled to occur. Each holder of Series C Preferred Stock may elect to have its shares of Series C Preferred Stock redeemed under this Section 4(a) by notifying the Corporation of
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such election no later than 30 days prior to the fifth anniversary, of the
Original Issuance Date or, if applicable, fifteen (15) days after receipt of any Mandatory Redemption Notice. In the case of a redemption pursuant to clause (ii) of this Section 4(a), the Corporation shall effect such redemption immediately following the Redemption Event. In the case of a redemption pursuant to clause
(i) of this Section 4(a), the Corporation shall effect such redemption in three
(3) equal annual installments with the first such installment due on the fifth anniversary of the Original Issuance Date. If the assets of the Corporation available for redemption of Series C Preferred Stock shall be insufficient to permit the payment of the full price required to be paid under this Section 4, then the holders of Series C Preferred Stock shall (in addition to their rights pursuant to Section 4(b) below) share ratably in any such redemption based on the respective number of shares that such holders own.

                (b) The price (the "Redemption Price") at which each share of Series C Preferred Stock is to be redeemed by the Corporation pursuant to this
Section 4 shall be equal to the Liquidation Amount of such share on the date of such redemption. On and after any date that the Corporation actually redeems shares of Series C Preferred Stock pursuant to this Section 4, all rights in respect of the shares of Series C Preferred Stock to be redeemed, except the right to receive the Redemption Price, shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation. The conversion of any shares of Series C Preferred Stock into Common Stock shall have no effect on the Redemption Price payable in connection with the redemption of the shares of Series C Preferred Stock not so converted. The Redemption Price per share of the Series C Preferred Stock called for redemption pursuant to this
Section 4 and not redeemed on the date required therefor (the "Redemption Date") because the funds legally available for redemption are not sufficient to redeem such shares or for any other reason shall be the Redemption Price plus an interest payment per share. The interest payment per share shall equal the applicable Redemption Price per share multiplied by an interest rate of twelve percent (12%) per annum, compounded annually; interest shall begin to accrue with respect to a particular share of Series C Preferred Stock on the applicable Redemption Date of such share and shall continue to accrue up to but excluding the actual date on which the Corporation pays the Redemption Price for such share.

                (c) The number of shares of Series C Preferred Stock deemed to be held by the holders of the Series C Preferred Stock and to be redeemed pursuant to the terms of this Section 4 shall be increased on a one for one basis each time the number of shares of Common Stock into which such shares of Series C Preferred Stock are convertible pursuant to the terms of Section 6 hereof is increased in accordance with the provisions of such Section 6.

                (d) Any communication or notice relating to redemption given pursuant to this Section 4 shall be sent by first-class certified mail, return receipt requested, postage prepaid, to the holders of record of shares of Series C Preferred Stock, at their respective addresses as the same shall appear on the books of the Corporation, or to the Corporation at the address of its principal, or registered office, as the case may be. At any time on or after the Redemption Date, the holders of record of shares of Series C Preferred Stock being redeemed in accordance with this Section 4 shall be entitled to receive the Redemption Price upon actual delivery to the Corporation or its agents of the certificates representing the shares to be redeemed.

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          5.  Voting Rights.
              -------------

                (a) Prior to conversion thereof, in addition to the rights provided by law or in the Corporation's By-laws, each share of Series C Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of votes of 117.03 shares of Common Stock for each share of Common Stock into which the Series C Preferred Stock is convertible. The holder of Series C Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class.

                (b) In addition to the other rights specified in this Section 5, the Majority of Interest, voting separately as one class, shall at all times have the special and exclusive right to elect two directors to the Board and any Board committees. In any election of directors by the Series C Preferred Stock pursuant to this Section 5(b), each holder of Series C Preferred Stock shall be entitled to one vote for each share of Series C Preferred Stock held. The Corporation shall take all actions necessary to effectuate the terms and provisions of this Section 5(b). The special and exclusive voting rights of the holders of Series C Preferred Stock contained in this Section 5(b) may be exercised either at a special meeting of the holders of Series C Preferred Stock called as provided below, or at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting. The directors to be elected pursuant to this Section 5(b) shall serve for a term extending from the date of their election and qualification until their successor has been elected and qualified. If at any time any directorship to be filled by the Majority in Interest pursuant to this Section 5(b) has been vacant for a period of ten (10) days, the Secretary of the Corporation shall, upon the written request of any holder of Series C Preferred Stock, call a special meeting of the holders of Series C Preferred Stock for the purpose of electing a director to fill such vacancy. Such meeting shall be held at the earliest practicable date, and at such place, as is specified in or determined in accordance with the By-laws of the Corporation. If such meeting shall not be called by the Secretary of the Corporation within ten (10) days after personal service of such written request on him or her, then any holder of Series C Preferred Stock may designate in writing one of their members to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at such place as specified in such notice. Any holder of Series C Preferred Stock so designated shall have access to the stock books of the Corporation relating to Series C Preferred Stock for the purpose of calling a meeting of the stockholders pursuant to these provisions. At any meeting held for the purpose of electing directors as provided in this Section 5(b), the presence, in person or by proxy, of the Majority in Interest shall be required to constitute a quorum of the Series C Preferred Stock for such election. A vacancy in the directorship to be elected by the Majority in Interest pursuant to this Section 5(b) may be filled only by vote or written consent in lieu of a meeting of the Majority in Interest.

                (c) The Corporation shall not, without the affirmative consent or approval of the Majority in Interest and Trident:

                    (i) in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital

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     stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, is pari passu with or is senior to the Series C Preferred Stock or which in any manner adversely affects the holders of the Series C Preferred Stock;

                     (ii) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series C Preferred Stock;

                     (iii) reclassify the shares of any class or series of capital stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, senior to or on a parity with the Series C Preferred Stock, or
     (B) which in any manner adversely affects the rights of the holders of the Series C Preferred Stock in their capacity as such;

                     (iv) take any action to cause any amendment, alteration or repeal of any of the provisions of (A) the Certificate of Incorporation or
     (B) the By-laws of the Corporation, if such amendment, alteration or repeal would have an adverse effect on the rights of the holders of the Series C Preferred Stock; or

                     (v) approve or authorize any Liquidation or any recapitalization of the Corporation or any subsidiary.

          6. Conversion.
             ----------

                (a) Upon the terms set forth in this Section 6, each holder of each share of Series C Preferred Stock shall have the right, at such holder's option, at any time and from time to time, to convert such share into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (A) the Liquidation Amount by (B) the Conversion Price (as defined below), as last adjusted and then in effect, by surrender of the certificate representing such share. The Conversion Price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series C Preferred Stock (the "Conversion Price") shall be the Series C Original Issuance Price as adjusted pursuant to Section 6(f) below. The holder of any shares of Series C Preferred Stock may exercise the conversion right pursuant to this
Section 6(a) by delivering to the Corporation the certificate for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made or upon the consummation of a Qualified Public Offering as provided below, if applicable (in each such case, the "Conversion Date"). The Corporation shall give holders of Series C Preferred Stock reasonable notice of a Sale of the Corporation, including the price and material terms and conditions thereof, in order to provide such holders a reasonable opportunity to consider whether to redeem or convert the Series C Preferred Stock into Common Stock at or prior to such Sale of the Corporation.

                (b) Upon the conversion of shares of Series C Preferred Stock owned or held by the Majority in Interest in accordance with this Section 6(b) or the conversion or repayment of the Notes owned or held by the Majority in Interest in accordance with the terms of the Notes, all shares of Series C Preferred Stock held by holders of Common Stock received upon conversion of such Notes who did not subsequently exchange such Common Stock for non-voting Preferred Stock shall be deemed to be converted to that number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing
(A) Liquidation Amount for the share being converted by (B) the applicable Conversion Price, as last adjusted and then in effect.

                (c) Upon the terms set forth in this Section 6, each share of Series C Preferred Stock shall automatically be converted to that number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (A) the Liquidation Amount, if any for the share being converted by (B) the applicable Conversion Price, as last adjusted and then in effect, upon the consummation of a Qualified Public Offering.

                (d) As promptly as practicable after the conversion of any shares of Series C Preferred Stock into Common Stock under Section 6(a), 6(b) or 6(c) above, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in Section 6(e) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date, and the rights of the holder of the shares of Series C Preferred Stock so converted shall cease on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series C Preferred Stock representing the unconverted portion of the certificate so surrendered.

                (e) Upon conversion, the Corporation (unless otherwise requested by the Majority in Interest) will issue fractional shares of its Common Stock, as applicable, and shall not distribute cash in lieu of such fractional shares. The number of full shares of Common Stock issuable upon conversion of Series C Preferred Stock shall be computed on the basis of the aggregate number of shares of such Series C Preferred Stock to be converted. If fractional shares of Common Stock which would otherwise be issuable upon conversion of any such share are not issued, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board and (ii) such fractional interest. The holders of fractional interests shall

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not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

                (f) The Conversion Price for each share of Series C Preferred Stock shall be subject to adjustment from time to time as follows:

                     (i) If the Corporation shall, at any time or from time to time after the Original Issuance Date of the Series C Preferred Stock, issue any shares of Common Stock (or be deemed to have issued shares of Common Stock as provided herein), other than Excluded Stock without consideration or for a consideration per share less than the Conversion Price for such Series C Preferred Stock, in effect immediately prior to the issuance of such Common Stock, then the Conversion Price, as in effect immediately prior to each such issuance, shall forthwith be lowered to a price equal to the quotient obtained by dividing:

                         (A) an amount equal to the sum of (x) the total number of shares of Common Stock outstanding on a fully-diluted basis immediately prior to such issuance, multiplied by the Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

                         (B) the total number or shares of Common Stock outstanding on a fully-diluted basis immediately after the issuance of such Common Stock.

                     (ii) For the purposes of any adjustment of the Conversion Price pursuant to clause (i) above, the following provisions shall be applicable:

                         (A) In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                         (B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Value Per Share thereof as determined in good faith by the Board of the Corporation, irrespective of any accounting treatment.

                         (C) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities except for options to acquire Excluded Stock:

                             (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 6(f)(ii)(A) and 6(f)(ii)(B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                             (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 6(f)(ii)(A) and 6(f)(ii)(B) above);

                             (3) on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                             (4) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

                     (iii) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                     (iv) If, at any time the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                      (v) In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Series C Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Series C Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

                     (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least .1% in such Conversion Price; provided, that any adjustments not required to be made by virtue of this sentence shall be carried forward and taken into account in any subsequent adjustment. All calculations under Sections 6(f)(i) through 6(f)(v) above shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

                     (vii) In any case in which the provisions of this
    Section 6(f) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any shares of Series C Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (B) if applicable, paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to
    Section 6(e) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

                     (viii) Whenever the Conversion Price shall be adjusted as provided in Section 6(f)(i), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Series C Preferred Stock affected by the adjustment at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Section 6(f)(ix) below.

                     (ix) If the Corporation shall propose to take any action of the types described in clauses (iii), (iv) or (v) of this Section 6(f), the Corporation shall give notice to each holder of shares of Series C Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series C Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty
    (30) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                     (x) The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series C Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock.

                     (xi) Without duplication of any other adjustment provided for in this Section 6, at any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, provision shall be made so that each holder of Series C Preferred Stock shall receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of securities of the Corporation which it would have received had its shares of Series C Preferred Stock been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this Section 6 with respect to the rights of such holder of Series C Preferred Stock.

                     (xii) In the event that the Majority in Interest consents in writing to limit, or waive in its entirety, any anti-dilution adjustment to which the holders of the Series C Preferred Stock would otherwise be entitled hereunder, the Corporation shall not be required to make any adjustment whatsoever with respect to any Series C Preferred Stock in excess of such limit or at all, as the terms of such consent may dictate.

                     (xiii) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6(f) and in the taking of all such actions as may be necessary or appropriate in order to protect the exercise rights of the holders of Series C Preferred Stock against impairment.

                     (xiv) The computations of all amounts under this
    Section 6(f) shall be made assuming all other anti-dilution or similar adjustments to be made to the terms of all other securities resulting from the transaction causing an adjustment pursuant to this Section 6(f) have previously been made so as to maintain the relative economic interest of the Series C Preferred Stock vis a vis all other securities issued by the
                             --- - ---
    Corporation.

                     (xv) The Corporation shall take or cause to be taken such steps as shall be necessary to ensure that the par value per share of Common Stock is at all times less than or equal to the Conversion Price.

          7. Definitions.
             -----------

          As used herein, the following terms shall have the following meanings:

                (a) "Affiliate" has the meaning ascribed to it in the Securities Purchase Agreement.

                (b) "Board" shall mean the Board of Directors of the Corporation.

                (c) "Change of Control of the Corporation" shall mean any transaction or any event as a result of which (i) any one or more Persons acquires or for the first time controls or is able to vote (directly or through nominees or beneficial ownership) after the Original Issuance Date 25% or more of any class of stock of the Corporation outstanding at the time having power ordinarily to vote for directors of the Corporation or (ii) the control of more than 25% of the number of shares of Common Stock held by Persons on the Original Issuance Date has been transferred (including transfers by and among such Persons) since the Original Issuance Date in the aggregate. For purpose of this paragraph (c), "Common Stock" shall include shares of Common Stock issuable upon exercise of warrants, options and other rights to acquire Common Stock outstanding on the Original Issuance Date, whether or not at the time exercised or exercisable.

                (d) "Common Stock" shall mean the Common Stock, par value $0.01, of the Corporation.

                (e) "Common Stock Equivalent" shall mean all shares of Common Stock outstanding and all shares of Common Stock issuable (without regard to any present restrictions on such issuance) upon the conversion, exchange or exercise of all securities of the Corporation that are convertible, exchangeable or exercisable for Common Stock and all

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Common Stock appreciation rights, phantom Common Stock rights and other rights to acquire, or to receive or to be paid amounts of, the Common Stock.

                (f) "Excluded Stock" shall mean (A) up to 6,000,000 shares (as adjusted equitably for stock dividends, stock splits, combinations, etc.) of Common Stock issuable upon exercise of stock options granted to officers, employees, consultants, vendors or directors of the Corporation or its subsidiaries, (B) shares of Common Stock issued upon conversion of shares of Total Preferred Stock, (C) shares of Common Stock issued upon exercise of any existing warrants, notes or other instruments convertible or exercisable for Common Stock as of the date hereof, and (D) Common Stock or other equity securities issued as part of a strategic arrangement or alliance by the Corporation or its Subsidiaries to building licensors, landlords, carriers, joint venture partners, vendors, lessors or lenders, and securities or instruments issued in connection with acquisitions, as each such transaction is approved by the Board of Corporation, including in the case of (A), (B), (C) and
(D), any additional shares of Common Stock as may be issued by virtue of antidilution provisions, if any, applicable to such options, warrants or shares, as the case may be.

                (g) "Fair Value Per Share" shall mean the fair value of each share of Stock, as determined in good faith by the Board.

                (h) "Liquidation" shall mean any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in Delaware.

                (i) "Liquidation Amount" shall mean as to each share of Series C Preferred Stock, the Series C Original Issuance Price plus any accrued but unpaid dividends.

                (j) "Majority in Interest" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

                (k) "Original Issuance Date" for the Series C Preferred Stock means the date of original issuance of the first share of the Series C Preferred Stock.

                (l) "Preferred Stock" shall mean the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

                (m) "Qualified Public Offering" shall have the meaning ascribed to such term in the Stockholders Agreement.

                (n) "Redemption Event" shall mean (i) a sale, merger or consolidation of the Corporation resulting in the transfer of voting control or majority economic interest of the Corporation, (ii) a sale or other disposition of all or substantially all of the Corporation's assets, (iii) a Change of Control of the Corporation or (iv) a breach by the Corporation of any term of this the Amended and Restated Certificate of Incorporation, as amended from time to time, or any provision of the Securities Purchase Agreement, Stockholders Agreement or Registration Rights Agreement (as defined in the Securities Purchase Agreement), each dated as of the Original Issuance Date and as may be amended from time to time when such breach remains outstanding and uncured for a period of 30 days from the date of notice thereof.

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                (o) "Sale of the Corporation" shall mean (i) the sale of all or substantially all of the Corporation's assets to a Person who is not an Affiliate of the Corporation, (ii) the sale or transfer of the outstanding capital stock of the Corporation to one or more Persons who are not Affiliates of the Corporation, or (iii) the merger or consolidation of the Corporation with or into another Person who is not an Affiliate of the Corporation, in each case in clauses (ii) and (iii) above under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Corporation, immediately prior to such transaction, own less than a majority in voting power of the outstanding capital stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

                (p) "Securities Purchase Agreement" shall mean that certain agreement dated as of May 7, 1999 by and among FiberNet Telecom Group, Inc., a Delaware corporation, and the purchasers named therein, as the same may be amended, modified or supplemented from time to time.

                (q) "Series C Original Issuance Price" shall mean $1.50 per share of Series C Preferred Stock.

                (r) "Series D Preferred Stock" shall mean the Series D Preferred Stock, par value $.001, of the Corporation.

                (s) "Series E Preferred Stock" shall mean the Series E Preferred Stock, par value $.001, of the Corporation.

                (t) "Series F Preferred Stock" shall mean the Series F Preferred Stock, par value, $.001, of the Corporation.

                (u) "Stock" shall mean (i) the presently issued and outstanding shares of Common Stock and Total Preferred Stock and any options or stock subscription warrants exercisable therefor (which options and warrants shall be deemed to be that number of outstanding shares of Stock for which they are exercisable), (ii) any additional shares of capital stock of the Company hereafter issued and outstanding and (iii) any shares of capital stock of the Company into which such shares may be converted or for which they may be exchanged or exercised.

                (v) "Stockholders Agreement" shall mean that certain agreement dated as May 7, 1999 by and among FiberNet Telecom Group, Inc., a Delaware corporation, and the stockholders named therein, as the same may be amended, modified or supplemented from time to time.

                (w) "Total Preferred Stock" shall mean Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

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

                (x) "Transaction Documents" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

                (y) "Trident" shall have the meaning ascribed to such term in the SecuritiesPurchase Agreement.




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